NSAR  Attachment
Item 77M

         On November 26, 2001, the Trustees of the Martin Currie Business Trust approved the mergers of the MCBT Asia Pacific ex Japan Fund (the Asia Pacific Fund) and the MCBT EMEA Fund (the EMEA Fund) into the MCBT Global Emerging Markets Fund (the GEM Fund). The mergers occurred on occurred on December 14, 2001 pursuant to a plan of reorganization which involved: (1) the transfer of all of the assets of the Asia Pacific Fund to the GEM Fund in exchange for a number of shares of the GEM Fund having a net asset value equal to the assets and liabilities of the Asia Pacific Fund and the assumption of all of the liabilities of the Asia Pacific Fund by the GEM Fund, and the distribution of GEM Fund shares to shareholders of the Asia Pacific Fund in complete liquidation of the Asia Pacific Fund, and (2) the transfer of all of the assets of the EMEA Fund to the GEM Fund in exchange for a number of shares of the GEM Fund having a net asset value equal to the assets and liabilities of the EMEA Fund and the assumption of all of the liabilities of the EMEA Fund by the GEM Fund, and the distribution of GEM Fund shares to shareholders of the EMEA Fund in complete liquidation of the EMEA Fund.